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                                                                   Exhibit 10.29
                               Manugistics, Inc.
                            2115 E. Jefferson Street
                           Rockville, Maryland 20852

                      TERMINATION OF EMPLOYMENT AGREEMENT

Date Presented:  November 11, 1998

This Agreement will be withdrawn if not accepted by you, in writing, and delivered to Manugistics by close of business December 2, 1998.

This Termination of Employment Agreement ("Agreement") is entered into by Manugistics, Inc. ("Manugistics") and David Roth ("you") who has been employed since October 10, 1994. It is acknowledged that you will terminate your employment relationship with Manugistics as of close of business, February 19, 1999 ("Termination Date"); and both you and Manugistics agree to set forth the terms and conditions upon which the employment relationship is to be terminated. You also agree that you have received valuable and sufficient consideration for entering into this Agreement. Any payment made by Manugistics will only be made after there has been a signed agreement between the parties. The parties agree to the following terms:

1.  Termination Date.

    To the best of your ability, you will be expected to perform you job duties, or those assigned to you by your manager, for the period beginning November 9, 1998 and ending close of business, November 27, 1998. This period of time is called your "work-out period". Your Severance Period will begin on November 28, 1998 and end, close of business February 19, 1999. You will not be required to perform company work during your Severance Period except as otherwise noted in this Agreement. You will receive pay during the Severance Period specified in this paragraph, even if you should secure employment with another employer during this Severance Period. During the Severance Period, you should spend your time in pursuit of other employment.

    Your termination of employment for other employment opportunities will be effective as of close of business on the Termination Date.

1a. Extension of Termination Date and Severance Period.

    In the event you have not begun full time professional employment with another employer by February 19, 1999, and you have made a good faith effort to secure such employment, your Termination Date will no longer be considered February 19, 1999. Rather, your Severance Period and Termination Date will be extended until May 14, 1999, or until professional employment begins with another employer, whichever occurs first.

2.  Reason for Termination.

    It is mutually agreed by the parties that you will resign your employment with Manugistics in order to secure employment that is more aligned with your career objectives and philosophy. Announcement of your resignation from Manugistics will be at a time and in a manner agreeable to the parties, but before November 23, 1998.
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3.  Severance Pay.

    a. During this Severance Period, you will receive a total of up to 24 weeks of salary. Severance paychecks will be issued according to Manugistics' regular payroll procedures. As part of severance payment, you agree to provide reasonable transition assistance to Manugistics during the severance period. Any earned but unused vacation will be paid to you in the paycheck you receive from Manugistics following your Termination Date. To assist you in your job search (resume prep/printing, secretarial services, etc.), $1000. will be paid to you through our payroll system in the first full pay period in your Severance Period. Receipts for expenses will not be required. You will also be entitled for up to four (4) one hour coaching sessions with a professional career transition consultant selected by Manugistics.

    b. Manugistics may offset against any amounts due to you under this Severance Agreement: (a) all amounts due from you to Manugistics; and (b) the value of any property of Manugistics that is in your possession which is not returned to Manugistics by the Severance Date.

4.  Benefits.

    a. You will receive all the benefits of employment with Manugistics that you have in force as of the date of this Agreement. These benefits will continue through your Termination Date, unless this Agreement specifically provides otherwise. This Agreement will not affect any rights or obligations you have otherwise accrued under Manugistics benefit plans, including Manugistics Insurance Plans, and the Manugistics, Inc. 401(K) Retirement Savings Plan. The terms of those Plans shall control concerning the termination of benefits under those plans. You will be eligible for Short Term Disability and Good Health Subsidy until your Severance Period begins. The Employee Assistance Plan (1-800-225-8451) is available to you for six months following your Termination Date. PC Subsidy and Tuition Assistance had to be approved by HRD prior to the date of this letter to be considered. You may be eligible for unemployment compensation benefits to the extent state law allows.

    b. Following your Termination Date, you will be able to continue your company health insurance plan as set forth under COBRA. To be eligible, you must complete a timely COBRA application for coverage. Under COBRA law you will be eligible for at least 18 months of coverage. You will be responsible for payment of the full premium and administrative costs: Standard Plan
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    (approximately $196.28 per month for Employee only, $437.40 per month for
    Employee plus one dependent, or $573.48 per month for Family coverage); HMO,
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    (approximately $147.86 per month for Employee only, or $399.21 per month for
    Family coverage). Insurance premiums are subject to change as such changes would apply to other employees.

    c. On request, Carl Di Pietro will meet with you regarding employment sources and otherwise provide employment counseling. A $10,000 retroactive pay increase will be paid in consideration of a salary pay increase scheduled for May, 1998. Such retroactive payment will be made in the first full pay period in your Severance Period. Benefits provided after the May date will reflect this pay increase. Based on your performance to date, you are eligible for reemployment with Manugistics should a suitable opportunity exist. You will prepare a reference template that will be shared by Manugistics management with prospective employers and/or their representatives. The contents of the reference template will be agreed upon by the parties and reflect accurate performance statements.

    d. You will be paid up to $10,000 for non financial FY99 incentive bonus objectives that have been completed to the satisfaction of your Manager, Joe Broderick. This payout will be made in accordance with the provisions of your FY99 plan.
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    e.  You may attend the Boston AMR conference on November 17/18, 1998.
    Manugistics will reimburse you for conference registration and reasonable travel expenses. The issue of whether or not you will attend as a Manugistics employee will be agreed upon with Joe Broderick.

    f. You will be required to exercise vested stock options that may be due you within thirty (30) days following your Termination Date, or such options will be forfeited.

5.  Condition Precedent.

    All obligations of Manugistics under this Agreement are conditioned upon your compliance with your obligations herein.

6.  Termination Procedure.

    a. You will comply with the duties and responsibilities noted in Manugistics' termination procedures set forth in the on-line Employee Encyclopedia and which the parties agree are a part of this Agreement. These duties and responsibilities include, but are not limited to, returning licensed manuals, proprietary information, computer equipment/software, office keys, access cards, credit cards and paying off Diner's Club in full. Your computer access shall continue until the close of business on the Severance Date or discontinued sooner as determined by your manager. You agree to remove your personal property from and leave Manugistics premises, during regular Manugistics' business hours, on or before the Severance Date. Manugistics will provide you with a new voice mailbox so that you can receive employment related calls from outside the Company. On or before your Termination Date, the voice mailbox will be deactivated at the discretion of the company.

    b. You will be permitted to continue to use the Manugistics' laptop computer that has been assigned to you through your Termination Date or until you secure other employment, whichever occurs first.

7.  Release of Claims.

    a. Employee Release. You hereby release Manugistics and its directors, officers, and employees from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, claims for salary, benefits, commissions and damages which are directly or indirectly related to your employment by Manugistics or the termination of your employment.

    b. Manugistics Release. Manugistics and its directors, officers, successors, agents and attorneys hereby release you and your heirs, administrators, executors, representatives, agents and attorneys from past and present claims based on acts or omissions occurring before and as of today's date. These include, but are not limited to, breach of contract, breach of duties, personal injury or torts, which are directly or indirectly related to your employment by Manugistics or the termination of your employment.

    c. Limitation of Releases. The releases in this Section apply to your employment or termination of your employment, but do not apply to claims for breach of this Agreement.

    d. In consideration of the severance benefits paid to Employee pursuant to this Agreement, the Employee hereby releases Employer from any claims under the Age Discrimination in Employment Act which arose prior to the execution date of this Agreement. Employee
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    should discuss any questions concerning this waiver with an attorney of
    Employee's choice prior to executing this Agreement. Employee shall have a period of twenty one (21) days from the date of presentment of this Agreement within which to consider this Agreement or amendments thereto. Employee may revoke this Agreement for a period of seven (7) days following its execution, and this Agreement shall not be effective or enforceable until such seven-day revocation period has expired.

8.  Indemnification

    Notwithstanding anything to the contrary in Section 7, as provided in this
    Section 8, Manugistics agrees that Employee shall be indemnified to the maximum extent allowed under Article XI, Sections 1-5 and 8, Manugistics Group, Inc.'s By-Laws (the "By-Laws") against any suit or claim now or hereafter brought against the Employee (including Shareholder class action suits). Pursuant to the By-Laws Article XI, Section 5, entitled "Advancement of Expenses", Manugistics agrees that it shall propose to the Board of Directors of Manugistics Group, Inc., at the January, 1999 Quarterly Meeting that the Board approve the advancement of expenses for any action, suit or proceeding resulting from actions taken or omissions made by Employee in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Manugistics. The indemnification and advancement of expenses provided for in this Section 8 shall apply to any suit or claim arising out of acts taken or missions made by Employee during the period commencing with the first day of Employee's employment with Manugistics and ending on the earlier of: (i) Employee commencing employment with another party; or (ii) May 14, 1998.

9.  Noninterference.

    You agree to maintain a cooperative attitude toward Manugistics, not to disrupt Manugistics ongoing business, and not to make disparaging remarks about Manugistics. You agree to act in good faith in your conduct and to refrain from any involvement in the business affairs of Manugistics except as provided in this section or expressly directed by your manager. You also agree to be available by telephone and in person until Termination Date to the extent that Manugistics reasonably finds such necessary. If you receive any questions concerning the daily business affairs of Manugistics after the Severance Date (or sooner if instructed by your manager), including questions from customers of Manugistics, you agree to promptly refer them to your manager. Manugistics agrees to act in good faith and not to make disparaging remarks about you, your performance, or your character.

10. Noncompete.

    For one (1) year after Manugistics makes the last payment under this agreement, you agree not to directly or indirectly:

    a. Solicit, attempt to solicit or contact for the purpose of soliciting (for you or for any other person or business) any employee of Manugistics.

    b. Solicit, attempt to solicit or contact for the purpose of soliciting (for you or for any other person or business) any person or business which was a customer of Manugistics during your employment by Manugistics, or any person or business to whom Manugistics had proposed future service within the one
    (1) year period prior to your Termination Date. The solicitation restrictions of this paragraph apply to you if you are associated with or representing, directly or indirectly, any interest with products and services that are in direct competition with Manugistics.
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    c.  Seek or accept employment with a person or business which is a competitor of Manugistics, if the employment is directly or indirectly related to the types of services made that you provided to Manugistics, without your prior notice to and your receipt of the written consent of Manugistics. Only I2 and SAP are considered competitors under the terms of this paragraph. Once you have decided on a new employer, you agree to notify Manugistics' Director of Human Resources, in writing, with the employer's name and address, date of employment, your new job title and a brief description of job duties.

    You understand that you cannot disclose any confidential information and/or trade secrets of Manugistics as set out in your Conditions of Employment or applicable law. Breach of any of the obligations in the Code of Conduct or Conditions of Employment are deemed a breach of this AGREEMENT for purposes of Section 6.c.

    d. Both parties agree that your consent to your obligations under this Noncompete Section is an important consideration for Manugistics to enter into this Agreement and that these obligations are meant to protect Manugistics confidential information which is a valuable asset and could be used by its competitors to Manugistics detriment. You understand the value of this provision to Manugistics, and you also agree that Manugistics may not be able to fully protect its rights through money damages. Therefore, you understand that Manugistics may seek injunctive relief in order to ensure that this provision is enforced. If a court with proper jurisdiction finds that this provision is too broad, both parties agree that the court may limit it so that it may be enforced to the fullest extent possible.

11. Reaffirmation of Your Obligations.

    You agree to reaffirm the obligations under the Manugistics Employee Code of Conduct and the Manugistics Conditions of Employment to which you have been bound since your first day of employment by Manugistics. Receipt of Manugistics benefits as noted in this Agreement or elsewhere, are subject to your full compliance with the Manugistics Code of Conduct and Conditions of Employment.

12. Entire Agreement.

    This Agreement is the entire agreement between the parties with regard to your employment with Manugistics, and the termination of your employment, and supersedes all previous communications between you and Manugistics relating to your employment or termination.

13. Confidentiality.

    You hereby agree to keep the terms of this Agreement confidential and not to disclose this Agreement with anyone other than your tax or legal advisors, without Manugistics' consent which will not be unreasonably withheld. Manugistics will only disclose the terms of this Agreement to its tax and legal advisors and those Manugistics employees whose position reasonably requires such knowledge.

14. Acknowledgment of Understanding.

    YOU AGREE THAT YOU HAVE READ AND FULLY UNDERSTAND AND AGREE WITH THE TERMS OF THIS AGREEMENT. YOU ALSO AGREE THAT YOU HAVE NOT BEEN COERCED IN ANY MANNER WITH REGARD TO THIS AGREEMENT, AND HAVE AGREED TO THESE TERMS AFTER FULL AND FAIR NEGOTIATION.

    This Agreement is agreed to and accepted by:
    YOU:                                   MANUGISTICS:

    By:  ______________________________    By:  _____________________________
    Print Name: _______________________    Print Name: ______________________
    Title:  ___________________________    Title: ___________________________
    Date Signed:  _____________________    Date Signed: _____________________